Exhibit 10.7

ATLASSIAN CORPORATION

AMENDED AND RESTATED CASH INCENTIVE BONUS PLAN

1. Purpose

This Amended and Restated Cash Incentive Bonus Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate eligible employees of Atlassian Corporation, a Delaware corporation (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified employees. The Incentive Plan is for the benefit of Covered Employees (as defined below). The Incentive Plan reflects an amendment and restatement of the Atlassian Corporation Plc Cash Incentive Bonus Plan (the “Plc Plan”), primarily to reflect the assumption of the Plc Plan and all obligations of Atlassian Corporation Plc (“Atlassian UK”) thereunder, including the Corporation Performance Goals (as defined below and adjusted accordingly), current performance period and target bonus opportunities, by the Company in connection with the domiciliation of Atlassian UK from the United Kingdom to the United States, effective as of September 30, 2022 (the “Redomicile”), and shall be construed accordingly.

2. Covered Employees

From time to time, the compensation and leadership development committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain employees (the “Covered Employees”) to be eligible to receive bonuses hereunder. Participation in this Plan does not change the “at will” nature of a Covered Employee’s employment with the Company.

3. Administration

The Compensation Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan.

4. Bonus Determinations

(a) Corporate Performance Goals. A Covered Employee may receive a bonus payment under the Incentive Plan based upon the attainment of one or more performance objectives that are established by the Compensation Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Corporate Performance Goals”), including the following: total shareholder return, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the stock, economic value-added, funds from operations or similar measure, sales or revenue or bookings, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of share, sales or market shares, number of customers and number of average users, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Compensation Committee may appropriately adjust any evaluation performance under a Corporation Performance Goal to exclude any of the following events that occurs during a performance period: (i) asset write-downs or impairments, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (iv) accruals for reorganizations and restructuring programs, and (v) any item of an unusual nature or of a type that indicates infrequency of occurrence, or both, including those described in the Financial Accounting Standards Board’s authoritative guidance or similar guidance from any other accounting standards board relevant to the Company and/or in management’s discussion and analysis of financial condition of operations appearing the Company’s annual report to stockholders for the applicable year. The Corporate Performance Goals may differ from Covered Employee to Covered Employee. For greater certainty, Corporate Performance Goals (including but not limited to calculation methodology and target, minimum and maximum amounts for a Covered Employee) shall include any such goals established by the Atlassian UK Compensation Committee under the Plc Plan prior to the Redomicile, each of which have been assumed by the Company and adjusted where applicable to reflect the Redomicile.

(b) Calculation of Corporate Performance Goals. At the beginning of each applicable performance period, the Compensation Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Corporate Performance Goal with respect to any Covered Employee. In all other respects, Corporate Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Compensation Committee at the beginning of the performance period and which is consistently applied with respect to a Corporate Performance Goal in the relevant performance period..

(c) Target; Minimum; Maximum. Each Corporate Performance Goal shall have a “target” (100 percent attainment of the Corporate Performance Goal) and may also have a “minimum” hurdle and/or a “maximum” amount.

(d) Bonus Requirements; Individual Goals. Except as otherwise set forth in this Section 4(d): (i) any bonuses paid to Covered Employees under the Incentive Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Corporate Performance Goals, (ii) bonus formulas for Covered Employees shall be adopted in each performance period by the Compensation Committee and communicated to each Covered Employee at the beginning of each performance period and (iii) no bonuses shall be paid to Covered Employees unless and until the Compensation Committee makes a determination with respect to the attainment of the performance targets relating to the Corporate Performance Goals. Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the Incentive Plan based on achievement of one or more individual performance objectives or pay bonuses (including, without limitation, discretionary bonuses) to Covered Employees under the Incentive Plan based on individual performance goals and/or upon such other terms and conditions as the Compensation Committee may in its discretion determine.

(e) Individual Target Bonuses. The Compensation Committee shall establish a target bonus opportunity for each Covered Employee for each performance period. For each Covered Employee, the Compensation Committee shall have the authority to apportion the target award so that a portion of the target award shall be tied to attainment of Corporate Performance Goals and a portion of the target award shall be tied to attainment of individual performance objectives.

(f) Employment Requirement. Subject to any additional terms contained in a written agreement between the Covered Employee and the Company, the payment of a bonus to a Covered Employee with respect to a performance period shall be conditioned upon the Covered Employee’s employment by the Company on the bonus payment date and such Covered Employee shall not have provided notice of his or her termination of employment on or prior to such date. If a Covered Employee was not employed for an entire performance period, the Compensation Committee may pro rate the bonus based on the number of days employed during such period.

5. Timing of Payment

(a) With respect to Corporate Performance Goals established and measured on a basis more frequently than annually (e.g., quarterly or semi-annually), the Corporate Performance Goals will be measured at the end of each performance period after the Company’s financial reports with respect to such period(s) have been published. If the Corporate Performance Goals and/or individual goals for such period are met, payments will be made (subject to legally required deductions) as soon as practicable following the end of such period, but not later 74 days after the end of the fiscal year in which such performance period ends.

(b) With respect to Corporate Performance Goals established and measured on an annual or multi-year basis, Corporate Performance Goals will be measured as of the end of each such performance period (e.g., the end of each fiscal year) after the Company’s financial reports with respect to such period(s) have been published. If the Corporate Performance Goals and/or individual goals for any such period are met, bonus payments will be made (subject to legally required deductions) as soon as practicable, but not later than 74 days after the end of the relevant fiscal year.

(c) For the avoidance of doubt, bonuses earned at any time in a fiscal year must be paid no later than 74 days after the last day of such fiscal year

6. Amendment and Termination

The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion.

7. Other Matters

This Incentive Plan will supersede and replace any policy or prior practice previously maintained by Atlassian UK or any of its affiliates that may have been applicable to Covered Employees, including, without limitation, the Plc Plan.